Exhibit 16.1

March 29, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Hyperfine, Inc.'s Form 8-K dated March 29, 2023, and have the following comments:

1.
We agree with the statements made in paragraphs 2, 3 4, 5 and 6 therein.
2.
We have no basis on which to agree or disagree with the statements made in paragraphs 1 and 7.

Yours truly,

/s/ Deloitte & Touche LLP

New York City, New York